EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Vice President, Chief Financial
Officer and Chief Accounting Officer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES SENIOR MANAGEMENT PROMOTIONS
RALEIGH, North Carolina (November 29, 2005) – Martin Marietta Materials, Inc. (NYSE:MLM), today announced that its Board of Directors had elected Daniel G. Shephard and Bruce A. Vaio as Executive Vice Presidents of the Corporation. They also announced the promotion of Anne H. Lloyd and Roselyn R. Bar to Senior Vice Presidents.
Dan Shephard (47) currently has responsibility for the Magnesia Specialties Division and Aggregates operations in Indiana, Ohio, West Virginia, Virginia, and Maryland. He is also responsible for Business Development, Capital Planning, and Operations Services for the Corporation. Mr. Shephard is a graduate of Alfred University with a B.S. in Accounting. He has over 15 years of service at Martin Marietta.
Bruce Vaio (45) is responsible for the Company’s aggregates operations in the Southwest and will be responsible for all of the Company’s western operations beginning January 1, 2006. He joined Martin Marietta in 1998 as part of the Redland-Texas acquisition. He is a graduate of the University of Denver with a B.A. in Political Science and holds an MBA from the University of Phoenix.
Anne Lloyd (44) joined Martin Marietta in 1998 as Controller and Chief Accounting Officer from Ernst and Young. She was appointed Chief Financial Officer of the Company in June of 2005. Ms. Lloyd is a CPA and a graduate of the University of North Carolina-Chapel Hill with a B.S. in Accounting.
Roselyn Bar (47) is General Counsel and Corporate Secretary for the Corporation and also manages the corporate Environment, Land, and Natural Resources function. Prior to joining Martin Marietta in 1994, she was in private practice with the Skadden, Arps, Slate, Meagher & Flom law firm in the New York and Los Angeles offices. Ms. Bar holds a B.A. from the University of Rochester and completed her J.D. degree at the Brooklyn School of Law.
Commenting on the promotions, Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “This group of senior managers has an exceptional track record of performance and high achievement. Each of them has contributed greatly to the success of Martin Marietta and is most deserving of the promotion awarded by our Board of Directors.”
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.
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